Exhibit 10.1

SHAREHOLDER AGREEMENT OF

HECTOR ACQUISITION CORP.

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into effective as of November 1, 2006 (the “Effective Date”), by and among Arvig Enterprises, Inc., Blue Earth Valley Communications, Inc. and New Ulm Telecom, Inc. (the “Shareholders” and each individually, a “Shareholder”).

RECITALS

A.         The Shareholders are all of the shareholders of Hector Acquisition Corp. (the “Corporation”) and own the number of shares set opposite their respective names on Schedule A attached hereto.

B.          The Shareholders desire to enter into this Agreement concerning the affairs of the Corporation, the conduct of its business, and the Shareholders’ ownership interests in the Corporation pursuant to Section 302A.457 of the Minnesota Business Corporation Act.

NOW, THEREFORE, in consideration of the foregoing recited facts, the mutual covenants and agreements contained herein and for other good and valuable consideration, it is agreed as follows:

Article I

Description of Stock

The term “Stock” shall mean and include all of the shares of the Corporation of every class and description. Any additional Stock of the Corporation acquired by a Shareholder, whether by purchase, gift, reclassification, recapitalization, merger, reorganization, new issue, stock dividend, stock split or otherwise, shall also be subject to this Agreement. Furthermore, it is contemplated that any additional Stock will be endorsed in accordance with Article VII and identified by a written memorandum executed by the parties and attached to this Agreement whereby the acquirer of the Stock agrees to be bound by the terms and conditions of this Agreement; provided, however, that failure to endorse and include the additional Stock in a memorandum shall not remove the Stock from the terms and provisions of this Agreement.

Article II

Voting Provisions

2.1        Directors and General. Each Shareholder hereby agrees, on behalf of itself and any of its successors, or assigns, to vote all shares of Stock now owned or hereafter acquired of record or beneficially owned by each such Shareholder and to take such other actions as are necessary, and to exercise the rights and powers as shareholders, to ensure that:

(a)          the membership of the Board of Directors of the Corporation (the “Board”) includes six individuals with two such members of the Board to be designated by each Shareholder and each Shareholder shall vote all of its shares of stock in the Corporation to elect each other Shareholder’s two (2) designees.

(b)          all other terms and conditions of this Agreement required to be paid or performed by the Corporation and/or any Shareholder are carried out.

2.2        Bylaws. Except as set forth in this Agreement, the Bylaws of the Corporation shall control the governance of the Corporation. In the event of a conflict between the provisions of this Agreement and the Bylaws, the provisions of this Agreement shall control.

2.3        Other Action. Each Shareholder shall vote his, her or its Stock and/or take such other actions as are necessary to carry out the terms of this Agreement required to be paid or performed by the Corporation and/or any Shareholder, including without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and the execution of written records of action and other such instruments.

Article III

Capitalization of the Corporation

3.1        Capitalization. Each of the Shareholders has made a capital contribution in exchange for the shares described in Schedule A attached hereto of $1,000. In addition, contemporaneous with the closing of the acquisition of Hector Communications Corporation, each Shareholder shall make an additional cash contribution to the surviving corporation in the amount of $17,999,000.00. Each Shareholder shall not receive any additional shares in consideration for this additional contribution to the surviving corporation.

3.2        Additional Contributions (Capital Calls). Additional contributions or capital calls by the Corporation may be required only by a unanimous vote of the Shareholders.

3.3        Consequences of Failure to Make Additional Contributions. If a Shareholder fails to make a duly authorized capital contribution as and when due, the other shareholders may loan money to the Corporation on an unsecured basis up to the amount not contributed, under commercially reasonable terms and conditions, and the amounts so loaned, shall bear interest at the rate of LIBOR plus three percentage points (3%) above 90 day LIBOR, from the date loaned to the Corporation, until paid in full, principal and interest.

Article IV

Distributions to and Loans from Shareholders

4.1        Distributions. All dividends and other distributions from the Corporation whether for tax purposes, or otherwise shall be made only upon the unanimous approval of the members of the Board of Directors.

4.2        Loans. Loans by shareholders to the Corporation shall be permitted if approved unanimously by the board of directors, and on commercially reasonable terms and conditions approved by a majority of the shareholders of the board of directors (all such loans to be unsecured unless agreed otherwise unanimously by the board of directors); provided, however, notwithstanding anything to the contrary set forth in this Agreement or the bylaws, if (a) the management of the Corporation reasonably expects the Corporation to need additional funds within six (6) months; and (b) such additional funds are not available from the Corporation’s then principal lender; and (c) one shareholder does not want to contribute additional capital to the Corporation and/or to lend additional amounts to the Corporation, then the board of directors, by the unanimous vote of the directors other than the directors designated by the dissenting shareholder, may authorize the Corporation to borrow the needed funds from one or more of the other shareholders on commercially reasonable terms and conditions approved by a majority of the directors (all such loans to be unsecured unless agreed otherwise unanimously by the board of directors).

Article V

Stock Transfers

5.1        Restrictions on Transfer of Stock. The Shareholders shall not at any time, either voluntarily or involuntarily, directly or indirectly, whether for consideration or not, by operation of law or otherwise, sell, assign, transfer, make a gift of or otherwise dispose of (a “Transfer”) all or any part of their Stock, except:

(a)          with the express written approval of all of the remaining Shareholders;

(b)          a transfer to a wholly owned subsidiary of a Shareholder or a parent entity which owns all of the capital stock of the Shareholder transferring the Stock;

(c)          a Shareholder may grant a security interest in (or otherwise pledge or hypothecate) all or a part of its Stock to any creditor to secure bona fide indebtedness, provided said creditor agrees to be bound by the terms and conditions and procedures set forth in this Agreement, including, without limitation, this Article V as well as the right of the Corporation and the other Shareholders to purchase such shares pursuant to Section 5.4 upon any foreclosure of such collateral by the creditor and that any Stock held by the creditor as transferee, shall also be subject to such rights of purchase, provided, further, however, that the creditor shall not be bound by the terms of this Article V or any right of the Corporation and the other Shareholders to purchase such shares pursuant to Section 5.4 upon any foreclosure of such collateral by the creditor (and any such pledged Stock held by the creditor as transferee shall also not be subject to such rights of purchase) if the creditor first provides the Corporation and the other Shareholders with thirty (30) days' prior written notice of the creditor's intent to transfer or acquire such pledged Stock and during such thirty-day period the creditor, the Corporation and the other Shareholders do not agree upon a purchase price and method of payment acceptable to each of such parties in its sole discretion (such purchase to otherwise be on terms and conditions, including the proposed closing date, reasonably acceptable to each of such parties); or

(d)          transfers pursuant to the provisions of Section 5.4 through 5.8 of this Agreement.

5.2        Improper Transfer. Any attempt by a Shareholder to directly or indirectly transfer or encumber any Stock other than in accordance with the terms of this Agreement shall be null and void and neither the Corporation nor any transfer agent of such Stock shall give any effect to such attempted transfer or encumbrance in its stock records. Stock shall not be transferred without (i) the opinion of counsel satisfactory to the Corporation that such transfer may lawfully be made without registration under the Federal Securities Act of 1933 and all applicable state securities regulations or (ii) the registration of such Stock.

5.3        Effect of Transfer. Any transferee or assignee to whom a Shareholder Transfers his, her or its Stock in accordance with the terms of this Agreement shall take such Stock subject to all of the terms, conditions, restrictions and agreements contained in this Agreement and shall become a party signatory to this Agreement, or such transfer shall not be permitted and shall be null and void.

5.4        Right of First Refusal.

(a)	Voluntary Sale of Shares.

(i)           Offer to Sell. Should any Shareholder desire to transfer all or part of its Stock, directly or indirectly, including by a transaction described in Section 5.5, the proposed transferring Shareholder (the “Seller”) shall first give written notice thereof (the “Notice of Transfer”) to the Corporation and the other Shareholders of its intention to transfer, together with a copy of a bona fide written offer identifying the precise terms and conditions of sale and the name and address of the proposed transferee signed by the proposed transferee, and shall offer its Stock to the Corporation and the other Shareholders on the terms of sale set forth in Section 5.4.(b). The offer shall include a statement of the address to which notice of acceptance may be sent.

(ii)          Acceptance of Offer by the Corporation. Within thirty (30) days after receiving the Notice of Transfer, the Corporation may, at its option, elect to purchase all or any part of the offered Stock on the terms of sale set forth in Section 5.4.(b).

(iii)        Acceptance of Offer by the Other Shareholders. During the period of thirty (30) days following the thirty (30) day period after the Corporation receives the Notice of Transfer, the other Shareholders may elect to purchase any offered Stock which the Corporation did not elect to purchase on a pro rata basis among such Shareholders based on the percentage their shares of Stock bear to all issued and outstanding Stock on the terms of sale set forth in Section 5.4.(b).

(iv)         Sale of Stock Offered but not Purchased by Either the Corporation or the Other Shareholders. If the Corporation and the other Shareholders do not elect to purchase all Stock offered by the Seller pursuant to Section 5.4.(a) within a period of thirty (30) days after the Corporation receives the Notice of Transfer, the Seller may at any time during a period of six (6) months after the expiration of the thirty (30) day period, but subject, however, to Sections 5.2 and 5.3 of this Agreement, and to applicable state and federal securities laws, sell, or otherwise transfer or dispose of all (but not less than all) Stock that was offered for sale. Such sale, however, cannot be on terms more favorable to the transferee than the terms upon which the Stock was offered to the Corporation and the other Shareholders or take place more than six months after the expiration of the thirty (30) day period unless the Stock is first reoffered to the Corporation and the other Shareholders in accordance with this Section.

(v)          Voting Rights. Any decision by the Corporation regarding whether or not to exercise any option to purchase all or any part of a Seller’s Stock pursuant to the terms of this Agreement or to waive any of its rights hereunder shall be made by the Shareholders other than the Seller; provided, however, that if this provision is contrary to the Articles of Organization or Bylaws of the Corporation, the Seller shall vote his/her or its entire Stock in the same manner that a majority of the voting power of the stock held by the other Shareholders is voted with regard to any of the above described decisions.

(b)	Terms of Sale.

(i)           Price. The price for the purchase of Stock under Section 5.4.(a) shall be the price at which the Seller proposes to sell to the proposed transferee.

(ii)          Closing. The closing of the purchase shall take place at the Corporation’s principal office not more than 180 days after the date on which the notice of transfer is received by the Corporation.

(iii)        Terms. The terms of purchase for the Stock to be sold under Section 5.4.(a) shall be the terms as set forth in the written offer described in Section 5.4.(a). At the closing, the Seller shall deliver to the purchaser(s), certificates, duly endorsed for transfer and in good delivery form, representing all Stock sold and all other documents necessary or appropriate to transfer the Stock and to vest in the purchaser(s) good title thereto, free of security interests, claims and equities, except those contained in this Agreement. The purchaser(s) if other than the Corporation shall execute such documents as the Corporation shall require to bind the purchaser(s) to the terms and conditions of this Agreement.

5.5        Option to Purchase Stock.

(a)          Purchase Option Events. Upon the occurrence of one or more of the following events, all of the Stock owned by a Shareholder may, but need not, be purchased by the Corporation and the remaining Shareholders:

(i)          The insolvency or bankruptcy of a Shareholder;

(ii)          Attachment, levy, execution, foreclosure or operation of law of or against Stock owned by a Shareholder;

(iii)        Any other procedure for the liquidation of the entire estate or affairs of a Shareholder or other operation of law which serves to divest the Shareholder of control and voting rights in Stock of the Corporation;

(iv)         Any attempt by a Shareholder to sell or transfer any Stock without complying with the provisions of Section 5.5, including without limitation, by selling, transferring or otherwise disposing of all or substantially all of the assets of the Shareholder;

(v)          Any “change in control” of any Shareholder. “Change in control” means any sale, transfer, exchange, merger, reorganization or other disposition of a Shareholder’s stock/equity if, immediately following the effective date of such sale, transfer, exchange, merger, reorganization or other disposition, the individuals and entities who were the shareholders/equity holders of the Shareholder on the date hereof, do not directly or indirectly own more than fifty percent (50%) of the total combined voting power of all classes of stock/equity issued by such Shareholder;

(vi)         Seller engages in an enterprise, activity or business which is a violation of the Shareholder’s obligations under Section X of this Agreement and continues in such enterprise, activity or business after written notice by the Corporation and the expiration of the thirty (30) day period following such notice; or

(vii)      Any Shareholder subject to any of the foregoing events shall promptly notify the Corporation and the other Shareholders of the occurrence of such event.

(b)	Exercise of Option to Purchase.

Upon the occurrence of one of the events described in this Section 5.5(a), the Corporation and/or the remaining Shareholders may elect to purchase the Stock owned by the Seller which is subject to such an event. Within thirty day (30) days after receiving notice of an event described in Section 5.5(a), the Corporation may, at its option, elect to purchase all or any part of the Stock owned by the Seller on the terms of sale set forth in this Section 5.5. During the period of thirty (30) days following the thirty day (30) day period after the Corporation receives notice of an event as described in Section 5.5(a), the other Shareholders may elect to purchase any offered Stock for which the Corporation did not elect to purchase on the terms set forth in this Section 5.5. The Corporation and/or the remaining Shareholders, as the case may be, shall notify the Seller in writing of the decision to purchase the Seller’s Stock. In the event the Corporation elects to purchase some or all said Stock, the Seller shall sell to the Corporation and the Corporation shall purchase at the Specified Value, as determined by Section 5.5 (e), as much of the Stock registered in the name of the Shareholder as the Corporation may lawfully purchase at the Specified Value. Any of the Seller’s Stock which the Corporation does not purchase shall be sold by the Seller to and shall be purchased by the remaining Shareholders which elect to purchase some or all of the Stock at the Specified Value. Unless the Corporation and the Shareholders in the aggregate elect to purchase all of the Stock of the Seller subject to an event described in Section 5.5.(a), none of the Stock of the Seller may be purchased under this Section.

(i)          Closing. The closing of the purchase and sale of all of the stock of a seller pursuant to the provisions of this section 5.5 shall take place at the principal office of the Corporation on the date designated by the Corporation, which date shall be not less than thirty (30) days nor more than 180 days following determination of the purchase price pursuant to section 5.5(e).

(ii)        Payment of Purchase Price. Upon the occurrence of an event described in Section 5.1 hereof, the Corporation and/or the purchasing Shareholder(s) shall pay to the Seller the total purchase price for the Stock being purchased by the Corporation and/or the purchasing Shareholder(s) as determined pursuant to Section 5.5.(e) hereof, at a closing to be held at the office of the Corporation; provided, however, that upon the occurrence of the event described in Subsections 5.5(a)(i),(ii), or (iii) hereof (each an “Involuntary Transfer”), the purchase price for the Stock shall be distributed in accordance with the provisions of Section 5.5(d)(iii) hereof. Any closing shall be held within thirty (30) days after the date on which the Corporation and/or the other purchasing Shareholders notify the Seller of their respective elections to purchase all of the Stock. At the closing, the Seller and any purchasing Shareholder(s) shall execute all instruments requested by the Corporation and/or by the purchasing Shareholder(s) for the purpose of confirming or evidencing the transfer of the Stock. In addition, the Corporation and/or purchasing Shareholder(s) shall pay the purchase price in the following manner: The Corporation and/or purchasing Shareholder(s) shall offset against the purchase price any amount due them from the Seller, including the amount of any damages suffered by the Corporation and/or purchasing Shareholder(s) as a result of any breach of this Agreement by the Seller.

(iii)       If at least twenty percent (20%) of the total purchase price (ten percent (10%) in case of an Involuntary Transfer) is not paid in accordance with the preceding Section 5.5.(d)(i), then the Corporation and/or purchasing Shareholder(s) shall each pay cash in an amount sufficient to bring the aggregate amounts paid by the Corporation and/or each purchasing Shareholder up to twenty percent (20%) of the total purchase price.

(iv)       The remaining balance of the purchase price, if any, shall be evidenced by the promissory note(s) of the Corporation and/or purchasing Shareholder(s) bearing interest at then applicable federal rate on the date of closing, per annum on the unpaid balance. The unpaid principal balance of the promissory note(s) and accrued interest thereon shall be payable in sixty (60) equal monthly installments (one hundred twenty (120) installments in case of an Involuntary Transfer), the first installment to be paid on the first day of the month following the closing. Said promissory note(s) shall provide for prepayment without penalty and shall also contain a clause providing for the acceleration of the payment of the unpaid balance of the promissory note(s) at the option of the holder in the event a default in the payment of principal and interest is not cured within thirty (30) days of the maker’s receipt of notice of default. To secure the payment of the promissory note(s), the Corporation and/or purchasing Shareholder(s) shall pledge to the Seller, the Stock purchased from the Seller, pursuant to a mutually acceptable security agreement. In the event of a default by the Corporation and/or the purchasing Shareholder(s) in the payment of any principal or interest on any Promissory Note(s) issued pursuant to Section 5.5.(d)(iii) hereof, which default is not cured within thirty (30) days of such default, or of the transfer of all or substantially all of the assets of the Corporation or of all or substantially all of the stock of the Corporation by sale, exchange, merger, consolidation or any other disposition, before the obligations of the Corporation and/or purchasing Shareholder(s) under the promissory note(s) shall have been fully discharged, the unpaid principal balance plus accrued interest on any such promissory note(s) issued by the Corporation and/or the purchasing Shareholder(s) hereunder shall become immediately due and payable, without further notice to or demand upon the Corporation or purchasing Shareholder(s). This provision shall be included in the promissory notes of the Corporation and purchasing Shareholder(s).

(c)          Notwithstanding any other provisions of this Agreement to the contrary, in the event any purchase by the Corporation of stock pursuant to this Agreement and/or the accompanying payments of the purchase price would result in a default under any loan or credit agreement(s) between the Corporation and any lender, then the purchase, or the payments if the purchase has been made, shall be postponed up to a maximum of 180 days until the transaction can proceed or the payments made without causing such a default. interest at the rate set forth in section 5.5.(d)(iv) hereof shall accrue during the time that the transaction is postponed. the parties to the transaction shall take all reasonable action to cause the transaction to proceed within said 180 days. Upon the occurrence of any of the events enumerated in Section 5.5, the purchase price per share of Stock hereunder shall be determined as follows:

(i)          If the Seller, on the one hand, and the remaining Shareholder(s), on the other hand, are able to mutually agree upon the purchase price, the purchase price per share of the Seller’s Stock hereunder shall be the amount agreed upon by the Seller, on the one hand, and the remaining Shareholder(s), on the other hand, during the period of thirty (30) days following the date of the occurrence of the event under Section 5.5 or the date the Corporation and the remaining Shareholder(s) receive notice from the Seller pursuant to Section 5.5.(a)(vii) hereof, as the case may be (the “Negotiation Period”); or

1)          if the seller, on the one hand, and the remaining shareholder(s), on the other hand, are not able to mutually agree upon the purchase price within such thirty (30) day period, then the fair market value of the Corporation as a whole, without minority discount (“FMV”) shall be determined by the following process of appraisal: First Appraisal. The Corporation shall appoint a qualified independent appraiser to determine the FMV as of the date of the occurrence of the event giving rise to the purchase and sale of the Seller’s Stock hereunder (the “First Appraisal”). The First Appraisal should be completed within ninety days (90) days of the appointment of the appraiser. The Corporation shall provide the report of the First Appraisal to the Seller and the remaining Shareholders. Second Appraisal. If the Seller does not accept the results of the First Appraisal, the Seller may, within thirty (30) days of the date of receipt of the report First Appraisal, notify the Corporation and each remaining Shareholder in writing of that fact. If the notice has been timely given, the Seller may then select a qualified independent appraiser to determine the fair market value of the Corporation as of the date of the occurrence of the event giving rise to the purchase and sale of the Seller’s Stock hereunder (“Second Appraisal”). The Second Appraisal shall be completed within ninety (90) days of the delivery of the report of the First Appraisal to the Shareholders. The Seller shall provide a copy of the report of the Second Appraisal to the Corporation and each of the remaining Shareholders. If the Seller does not cause a Second Appraisal to be timely made, the First Appraisal shall conclusively determine the FMV as of the date of the occurrence of the event giving rise to the purchase and sale of the Seller’s Stock hereunder. If the Second Appraisal is timely made and submitted and if, as between the First Appraisal and the Second Appraisal, the lower appraisal is not less than 95% of the higher appraisal, the FMV shall be the FMV determined in the First Appraisal.

2)          Third Appraisal. If the lower appraisal is less than ~~80~~95% of the higher appraisal, the appraisers who submitted the First Appraisal and the Second Appraisal shall then mutually select a third qualified independent appraiser to determine the fair market value of the Corporation as of the date of the occurrence of the event giving rise to the purchase and sale of the Seller’s Stock hereunder (the “Third Appraisal”). The Third Appraisal shall be completed within ninety days (90) days of the selection of the third appraiser, and the fair market value of the Corporation set forth in the Third Appraisal shall be averaged with either of the First Appraisal or the Second Appraisal, whichever of those two appraisals’ value is closest to the appraised value set forth in the Third Appraisal. The value so determined shall be the FMV as of the date of the occurrence of the event giving rise to the purchase and sale of the Seller’s Stock hereunder for the purposes hereof and shall be binding on the parties.

3)          Costs. The cost of an appraisal shall be borne by the party who ordered such appraisal. If a Third Appraisal is used to determine the FMV, the cost of such Third Appraisal shall be divided equally between the parties.

(ii)        The purchase price of the Seller’s Stock hereunder shall be the amount determined by multiplying the FMV determined pursuant to Subsections (i) or (ii) above by the percentage the Seller’s Stock bears to the total issued and outstanding stock of the Corporation.

5.6        Each shareholder acknowledges that, although there are many possible methods of determining the purchase price of the stock, the Corporation and all of the shareholders have entered into this Agreement in reliance upon the expectation and understanding that the method(s) contained in this Agreement for determining the purchase price of the stock will be applied under the circumstances and in accordance with the terms and conditions set forth in this Agreement. Accordingly, it is the intention and expectation of the Corporation and all of its shareholders that, in situation in which this Agreement is applicable, the courts interpret and apply this Agreement strictly in accordance with its terms and conditions, whether acting under section 302a.467 or 302a.751 of the act, or otherwise.

5.7	Drag-Along Rights.

(a)         If holders of sixty-six percent (66%) or more of the issued and outstanding shares of the Corporation (the “Control Group”) determines to sell or transfer all or any of the Stock held by them to an unrelated third party (unrelated to the Corporation or any Shareholder) (and whether by way of a sale or exchange of stock, merger or other reorganization of the Corporation or in any public offering or tender offer), the Control Group shall give notice of the proposed transaction (including price and other material terms and conditions) to each other Shareholder. If requested by any of the remaining Shareholder(s) in writing within twenty (20) days of receiving said notice, the Control Group shall, as a condition of the sale of their Stock, also obtain from the third party an additional offer to purchase all of the Stock of the requesting remaining Shareholder(s) for the same purchase price/consideration per share and on the same terms and conditions as available to the Control Group (including, for example, consulting and non-competition payments). Failure of any of the remaining Stockholder(s) to notify the Control Group within such twenty (20) day period shall be deemed to be an election not to sell such remaining Shareholder’s Stock. Notwithstanding anything to the contrary set forth in this Agreement, the Shareholders not requesting to participate in the proposed transaction shall not have a right of first refusal with respect to any of the transferring Shareholders’ Stock.

(b)        At any time after December 1, 2011, the Control Group may give notice to the remaining Shareholders as a group of their offer to purchase all of the outstanding Stock of the other Shareholders, which notice shall specify a price at which the offerors shall either sell all of their respective Stock to the offeree or purchase all of the Stock of the offeree(s). The price and the notice shall be expressed as the amount that the offeror would be willing to pay for all of the Stock of the offeree(s) expressed on a per share basis. The amount to be paid to each Shareholder at the closing of the purchase of the Stock shall be the amount specified in the notice.

Within sixty (60) days after receipt of the notice, the offeree(s) should give to the offerors, their written notice of election on behalf of itself or themselves, as the case may be, either to (x) sell all of the Stock of the offeree(s) at the price established in accordance with the preceding paragraph hereof, or (y) purchase all of the Stock of the offerors at the price established in accordance with the preceding paragraph hereof. If the offeree(s) fails to deliver such notice, then the offeree(s) shall be deemed to have agreed to sell its or their Stock at the price and on the terms set forth in the notice of offer.

The closing of any such sale and purchase shall be held at the office of the Corporation or such other place as may be mutually agreed upon by the parties within one hundred eighty (180) days after the date of the notice of election. the purchase price, reduced by any amount which the Shareholders owe to the Corporation or to the purchasing Shareholders, as the case may be, shall be payable in full in cash at closing. In addition, the purchasers shall be required: (i) to pay in full in cash any and all outstanding loans and other obligations, if any, of the Corporation then owing to any of the selling Shareholders and any amounts then owing to any selling Shareholder by way of reimbursement, indemnification or otherwise by any purchasing Shareholder; (ii) to pay in full in cash all outstanding loans and other obligations if, if any, of the Corporation which are guaranteed or have been assumed by any selling Shareholder (or to cause such guarantees or assumptions to be released), and (iii) to pay in full in cash any and all outstanding loans and other obligations, if any, of the Corporation as to which any selling Shareholder has any personal liability, whether direct or contingent (or to cause such liability to be released).

Article VI

Breach

If any Shareholder breaches any provision of this Agreement (a “Breach”), such Shareholder shall be personally liable for all damages that flow from such Breach, without regard to whether such damages are direct, special, incidental, consequential or punitive, or arising directly or indirectly from such Breach. Upon a Breach of any provision of this Agreement, the Shareholder who or which commits the Breach shall defend, indemnify and hold harmless the Corporation, the other Shareholders and the officers and directors of the Corporation for all costs, expenses and liabilities that arise from such Breach.

Article VII

Endorsement of Stock Certificates

Upon the execution of this Agreement, the certificates evidencing the Stock subject hereto shall be surrendered to the Corporation and endorsed as follows:

Any transfer of the Stock represented by this certificate, or any interest therein, is restricted by, and subject to the terms of a Shareholder Agreement among the Shareholders of Hector Acquisition Corp., a copy of which is on file in the office of the Corporation. Any sale, pledge, transfer, assignment or any other disposition of the Stock represented by this certificate in violation of said shareholders agreement shall be invalid.

The Stock represented by this certificate may not be transferred without (i) the opinion of counsel satisfactory to this corporation that such transfer may lawfully be made without registration under the Federal Securities Act of 1933 and all applicable state securities laws or (ii) such registration.

After endorsement, the certificates shall be returned to the Shareholders who shall be entitled to exercise all rights of ownership concerning such Stock subject to the terms, conditions and restrictions of this Agreement. The Shareholders acknowledge that the Corporation shall not recognize any transfer any Stock where such transfer violates this Agreement.

Article VIII

Termination

8.1        This Agreement shall terminate upon the occurrence of any of the following events:

(a)	The mutual agreement of all Shareholders, or

(b)	The dissolution of the Corporation.

Upon termination of this Agreement, each Shareholder shall surrender to the Corporation the certificates evidencing the Stock then owned by it, and the Corporation shall issue to it in lieu thereof new certificates for an equal number of Shares without the endorsement set forth in Article VII.

Article IX

Dispute Resolution

9.1.       Notice of Dispute. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement or any agreement or document in connection herewith, or the breach, termination or validity thereof promptly by negotiation between the parties. One party may give the other parties written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a statement of such party’s position. Within ten (10) days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other parties at or before the first meeting of the parties as provided by this paragraph.

Article X

Corporate Opportunity

The Corporation is being formed to acquire the businesses of Hector Communications Corporation (“Hector”). Hector, together with its wholly owned subsidiaries: (a) operates 9 independent telephone companies serving 28 exchanges in Minnesota, Wisconsin and North Dakota, (the “Telephone Businesses”); (b) operates 34 cable television systems serving customers in Minnesota and Wisconsin (the “Cable Businesses”); and (c) operates various Internet access operations, whether such Internet access operations are by telephone, cable or wireless transmission (the “Internet Businesses”). The geographic territories served by the Telephone Businesses, the Cable Businesses, and the Internet Businesses may herein be referred to as the “Hector Franchise Areas”). One or more of the Shareholders conducts business operations (“Existing Operations”) within the Hector Franchise Areas, which Existing Operations may be deemed to compete, either directly or indirectly, with the Telephone Businesses, the Cable Businesses and/or the Internet Businesses. Each Shareholder consents to such Shareholders continuing their Existing Operations and/or expanding those Existing Operations from time to time, regardless of whether or not the Existing Operations conduct businesses the same as or similar to the Telephone Businesses, the Cable Businesses and/or the Internet Businesses. In general, the common law and statutory concept of “corporate business opportunity” shall apply to the Shareholders of the Corporation in undertaking their duties of care and loyalty to the Corporation as Shareholders and through their representatives as members of the Board of Directors before any Shareholder may pursue a new opportunity relating to a telephone company, a cable company and/or an Internet access company which is serving areas wholly within the Hector Franchise Areas. Notwithstanding the foregoing, any Shareholder may, without the consent of the Corporation and the other Shareholders and without regard to whether or not such opportunity might be considered to be a corporate opportunity, pursue any opportunity if such opportunity is not related to a telephone company or a cable company or an Internet access company, which company is serving areas wholly within the Hector Franchise Areas.

Article XI

Miscellaneous Provisions

11.1      Remedies, Specific Performance. The Corporation and the Shareholders understand and agree that a Breach of the terms and conditions of this Agreement shall cause the other parties irreparable harm that cannot be reasonably or adequately compensated by receipt of money damages at law, and that the Corporation or any Shareholder may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific enforcement, injunctive relief and/or other equitable remedies to prevent or remedy a breach of this Agreement or any part hereof. All rights and remedies herein provided are cumulative and not exclusive of any remedy provided by law or by equity.

11.2      Entire Agreement, Amendment. The parties hereto agree that this Agreement expresses all of the expectations between the Shareholders and the Corporation and that this instrument contains the entire agreement of the parties with respect to the subject matter hereof. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be approved in writing by all Shareholders.

11.3      Waiver of Appraisal Rights. Each Shareholder hereby expressly waives any and all rights that such Shareholder may otherwise have as a dissenting shareholder pursuant to Minn. Stat. §§ 302A.471 and 302A.473.

11.4      Stock. Nothing in this Agreement limits the ability of the Corporation to issue additional Stock to any person or entity for any reason. Any person acquiring Stock, whether from the Corporation or from a Shareholder in accordance with the terms of this Agreement, shall take such Stock subject to the terms of this Agreement, and shall be bound by this Agreement as a Shareholder and be entitled to all of the rights of a Shareholder hereunder as fully as if such person were a signatory hereto. Upon acquiring the Stock, any such person shall execute and deliver to the Corporation an instrument, in form and substance satisfactory to the Corporation, evidencing the foregoing.

11.5      Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) when forwarded by Federal Express, Airborne or another private carrier which maintains records showing delivery information, (iii) when sent via facsimile transmission but only if a written or facsimile acknowledge of receipt is received by the sending party, or (iv) when placed in the United States mail and forwarded by Registered or Certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the respective addresses shown on the signature lines below, or to such other address as a party may hereafter designate by notice. Any notice sent by i-iii will also require written notice as set out in iv.

11.6      Legal Notices received by Hector Communications. All legal notices received by Hector Communications or it’s officers, except those received in the normal course of business, will immediately be sent via facsimile transmission and by United States mail to all of the Directors.

11.7      Execution and Delivery of Documents. Each of the parties hereto, its legal representatives, successors and assigns, shall do all things and execute and deliver any and all documents that may be necessary at the time to carry out and effectuate the terms and conditions of this Agreement.

11.8      Parties in Interest. Unless otherwise provided herein, this Agreement shall be binding upon, and the benefits and obligations provided for herein shall inure to, the parties hereto and their respective heirs, legal representatives, successors, assigns, transferees and donees, as the case may be.

11.9      Enforceability. If any provision contained herein shall be deemed or declared unenforceable, invalid or void, the same shall not impair or invalidate any of the other provisions contained herein, which shall be enforced in accordance with their respective terms.

11.10   Construction. The headings preceding and labeling the Articles and Sections of this Agreement are for the purpose of identification only and shall not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. No waiver by any party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. As used herein and where necessary, the singular imports the plural and vice versa, and masculine, feminine and neuter expressions shall be interchangeable. To the extent that this Agreement conflicts with any terms of the Corporation’s bylaws or any other agreement, the terms of this Agreement shall control.

11.11   Applicable Law. The laws of the State of Minnesota, without regard to its conflict of laws provisions, shall govern and be applicable to this Agreement and any construction or interpretation thereof.

11.12   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

11.13   Effect of Prior Agreements. This Agreement is intended by the Shareholders as the final and binding expression of their contract and agreement and as the complete and exclusive statement of the terms thereof. This Agreement supersedes and revokes all prior negotiations, representations and agreements, whether oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Shareholder Agreement effective as of the day and year first above written.

ARVIG ENTERPRISES, INC.

Dated:_______________	By:	/s/ David R. Arvig
150 Second Street SW P.O. Box 110 Perham, Minnesota 56573

BLUE EARTH VALLEY COMMUNICATIONS, INC.

Dated:________________	By:	/s/ Bill Eckles
123 West 7th Street Blue Earth, Minnesota 56013

NEW ULM TELECOM, INC.

Dated:________________	By:	/s/ Bill Otis
27 North Minnesota Street P.O. Box 697 New Ulm, Minnesota 56073-0697

SCHEDULE A

Shareholder	Number of Shares
Arvig Enterprises, Inc.	300,000
Blue Earth Valley Communications, Inc.	300,000
New Ulm Telecom, Inc.	300,000